EXHIBIT 4

[Letterhead of Istithmar PJSC]

February 3, 2006

Island IMI LLC

717 Fifth Avenue

18th Floor

New York, NY 10022

Gentlemen:

As you know we and one of our affiliates, Istithmar Media Investments Ltd. (“IMI”), have today entered into a financial advisory agreement (the “Financial Advisory Agreement”) with Icahn Institutional Services LLC (“Icahn”).

In consideration of your assistance in introducing us to Icahn and your advice in arriving at the Financial Advisory Agreement, we hereby agree that when, as and if IMI pays a fee to Icahn pursuant to the terms of Section 3 of the Financial Advisory Agreement, we will pay (or cause IMI to pay) to you concurrently a fee equal to 16% of the amount of such fee paid to Icahn less the amount provided for in the next sentence. We understand and acknowledge that you also have an agreement to receive from Icahn additional fees equal to 10% of the fees that IMI pays to Icahn pursuant to the terms of Section 3 of the Financial Advisory Agreement and we shall be entitled to deduct from the fees payable to you hereunder the amount of such fees actually received by you from Icahn. Thus, assuming that you receive the fees payable by Icahn, this will result in a net fee payable to you by IMI hereunder of 6% of the fees IMI pays to Icahn.

You are not, and will not hold yourself out to be, acting as an agent of IMI. IMI has not bestowed on you hereunder (or otherwise) any authority to bind IMI with respect to any matter whatsoever, including any matter relating to the investments contemplated by the Financial Advisory Agreement. IMI agrees and acknowledges that (i) you and your affiliates may perform services for Carl Icahn and his affiliates and may receive compensation from time to time from Carl Icahn and his affiliates, (ii) you shall have no responsibility for any of the matters set forth in the Financial Advisory Agreement (including, without limitation, for the performance of any investment that is the subject of the Financial Advisory Agreement), (iii) no such guarantee of investment performance, express or implied, is made or shall be inferred or construed as a result of this letter agreement and (iv) you are not providing legal or financial advice to IMI or any of its affiliates and shall have no obligation or liability with respect to the compliance by IMI and its affiliates with United States securities laws or other applicable laws. Furthermore, IMI and its affiliates have not relied upon any statements, claims or representations made by you or your affiliates with respect to Icahn or any of its affiliates.

IMI will (i) indemnify and hold harmless you and your members, officers, directors, employees, agents and affiliates (collectively, “Indemnitees”) from and against any and all actions and causes of action, claims and demands, suits, damages, costs, attorneys’ fees, expenses and claims (collectively, “Liabilities”) by, to or in favor of third parties arising out of, or in any way relating to, this letter agreement or the Financial Advisory Agreement (including, without limitation, the investments contemplated thereby) and (ii) reimburse the Indemnitees for expenses (including reasonable attorneys’ fees) reasonably and properly incurred by an Indemnitee in defending any such Liability, provided that IMI will not be responsible for Liabilities to the extent that such Liabilities are found to have resulted from actions taken or omitted to be taken by the Indemnitee constituting Indemnitee’s gross negligence or willful misconduct.

IMI (for itself and on behalf of its successors and assigns) hereby releases and forever discharges you and each other Indemnitee from any and all actions and causes of action, claims and demands, suits, damages, costs, attorneys' fees, expenses and claims for any compensation, indemnification or benefits whatsoever, in law or in equity, which IMI or anyone claiming by, through or under IMI in any way might have or could have against you and/or the Indemnitees which arise out of, or are related to, the transactions contemplated hereby and/or by the Financial Advisory Agreement (including, without limitation, the investments contemplated thereby and the use of proceeds thereof) from the beginning of the world (a “Claim”), provided that the foregoing release and discharge shall not be applicable with respect to any Claim to the extent it arises out of, or is related to, any breach of this letter agreement by you or actions taken or omitted to be taken by you or any Indemnitee constituting you or such Indemnitee’s gross negligence or willful misconduct.

You understand that IMI may desire in the future to modify the structure of the fees that it pays to Icahn and IMI shall be entitled to do so to the extent that the amount which would have been payable to you hereunder in the absence of such modification is not materially reduced.

Any notices, requests, demands or other communications with respect to matters under this letter agreement shall be in writing and shall be delivered personally or by electronic mail to the party being served.

The contractual relations between the parties pursuant to this letter agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed by and construed in accordance with the laws of the State of New York, United States of America (without application of the conflicts of law principles thereof). The parties further agree that any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, rescission or validity hereof (a “Dispute”) shall be finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), except as modified herein. The arbitration shall be held and the award issued in France. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. There shall be three arbitrators. The parties shall each appoint one arbitrator in accordance with the Rules. The two arbitrators so appointed shall appoint a third arbitrator to serve as Chair of the tribunal, such appointment to be made within 20 days of the appointment of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein and in the Rules, such appointment shall be made by the ICC Court of Arbitration upon the written request of any party within 20 days of such request.

In the event of any dispute under or arising out of this letter agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with prosecuting or defending the subject dispute.

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The provisions of this letter agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is invalid but would be valid if some part of the provisions were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

This letter agreement will come into effect and terminate concurrently with the effectiveness or any termination, as the case may be, of the Financial Advisory Agreement except with respect to the following matters which shall survive the termination of this letter agreement: (a) your right to receive fees in respect of any fees payable by IMI to Icahn following termination of the Financial Advisory Agreement, (b) the indemnities and release set forth herein, (c) the governing law and dispute resolution provisions hereof and (d) the provisions of this paragraph. This letter agreement may not be assigned by any party without the prior written consent of the other party. This letter agreement may be executed through the use of separate signature pages or in counterparts and all such counterparts shall be deemed one and the same instrument. This letter agreement may be modified or amended only by an agreement in writing executed by each of the parties hereto. Any party may waive in whole or in part any benefit or right provided to it under this letter agreement, such waiver being effective only if contained in a writing executed by the waiving party. This letter agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter agreement in the space provided therefor and return it to us, whereupon this letter agreement shall constitute a binding agreement between us.

Very truly yours,

ISTITHMAR PJSC

By /s/ David Jackson

David Jackson

Chief Investment Officer

Accepted and agreed to as of

the date set forth above:

ISLAND IMI LLC

By /s/ Andrew Farkas

Andrew Farkas

President

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